Amendment No. 2 to Rights Agreement

                    AMENDMENT NO. 2 ("Amendment No. 2"), dated as of May 23, 2001, by and between Computer Associates International, Inc., a Delaware corporation ("CA" or the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (the "Rights Agent"), further amending the Rights Agreement (the "Rights Agreement"), dated as of June 18, 1991, between the Company and Manufacturers Hanover Trust Company as original Rights Agent. All defined terms not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

                    On May 17, 1995, the Company amended the Rights Agreement (the "Amendment No. 1") to change the Purchase Price and to name Chemical Bank as successor Rights Agent to Manufacturers Hanover Trust Company, among other things.

                    Pursuant to Section 27 of the Rights Agreement, the Rights Agreement is hereby further amended as follows:

I.        Amendments Relating to the Purchase Price

          A.     Section 7(b) of the Rights Agreement is hereby deleted in its entirety and in lieu thereof there is substituted:

                  "(b)     The Purchase Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right shall, effective as of May 23, 2001, be $150, and shall be subject to adjustment from time to time as provided in Section 11 and Section 13(a) and to amendment from time to time as provided in Section 27 of the Agreement and shall be payable in accordance with paragraph (c) below."

          B.     The first sentence of Exhibit B to the Rights Agreement entitled "Form of Rights Certificate" is hereby amended by substituting $150 for $300 as the Purchase Price.

          C.     The second sentence of the second paragraph of Exhibit C to the Rights Agreement entitled "Summary of Rights to Purchase Preferred Stock" is hereby amended by substituting $150 for $300 as the Purchase Price.

          D.     The fourth full paragraph under the caption "Purchase of Stock of the Company" set forth in Exhibit C to the Rights Agreement entitled "Summary of Rights to Purchase Preferred Stock" is hereby amended to read in its entirety as follows:

                   "For example, at a Purchase Price of $150 per Right, each Right not owned by an Acquiring Person or an Adverse Person following a triggering event would entitle its holder to purchase $300 worth of Common Stock (or other consideration, as noted above) for $150. Assuming that the Common Stock had a per share value of $30 at such time, the holder of each valid Right would be entitled to purchase 10 shares of Common Stock for $150."

II.      Amendments of Provisions Relating to Continuing Directors

          A.     Section 1(h) of the Rights Agreement is hereby deleted and in lieu thereof the following is substituted:

"THIS SECTION INTENTIONALLY LEFT BLANK."

          B.     Section 1(a)(iv) of the Rights Agreement is hereby amended to delete the parenthetical phrase "(which resolution shall be effective only if it is approved by a majority of the Continuing Directors, as defined herein)."

          C.     Sections 3(a), 7(e), 9(c), 11(a)(iii), 11(b), 11(c), 11(d)(ii), 11(m), 11(o), 14(a), 22, 23, 24, 27, and 31 are hereby amended to delete the parenthetical phrase "(which resolution shall be effective only if it is approved by a majority of the Continuing Directors)" wherever it may appear in such sections.

          D.     The first sentence of Section 29 is hereby amended to delete the phrase "and a majority of the Continuing Directors or the Board of Directors" wherever it appears. The second sentence of Section 29 is hereby deleted and in lieu thereof the following is substituted: "All such actions, calculations, interpretations and determinations including, for purposes of clause (y) below, all omissions with respect to the foregoing, which are done or made by the Board (and, if applicable, a majority of the Disinterested Directors) in good faith, shall (x) be final, conclusive and binding on the company, the Rights Agent, the holders of the Rights and all other parties, and (y) not subject the Board of Directors (or the Disinterested Directors) to any liability to the holders of the Rights."

          E.     The second sentence of fourth paragraph under the section entitled "General" of Exhibit C to the Rights Agreement entitled "Summary of Rights to Purchase Preferred Stock" is hereby deleted and in lieu thereof the following is substituted: "The Rights Agreement provides that persons obtaining prior written consent of the Company to acquire beneficial ownership of twenty (20%) percent or more of the outstanding Common Stock shall not be deemed to be an Acquiring Person." The last sentence in this fourth paragraph is deleted in its entirety.

          F.     The fifth sentence of the sixth paragraph under the section entitled "General" of Exhibit C to the Rights Agreement entitled "Summary of Rights to Purchase Preferred Stock" is hereby amended to delete the phrase "including a majority of its Continuing Directors (as defined in the Rights Agreement" as well as the commas that set off this phrase.

          G.     The first sentence in the second paragraph under the section entitled "Miscellaneous" of Exhibit C to the Rights Agreement entitled "Summary of Rights to Purchase Preferred Stock" is hereby amended to delete the phrase "with the approval of a majority of the Continuing Directors" as well as the commas that set off this phrase.

III.    Amendments Relating to the Final Expiration Date

          A.     Section 7(a) of the Rights Agreement is hereby amended by substituting the date May 23, 2011 for the date June 18, 2001 as the Final Expiration Date.

          B.     The first sentence of the block paragraph of Exhibit B to the Rights Agreement entitled "Form of Rights Certificate" is hereby deleted and in lieu thereof the following is substituted: "NOT EXERCISABLE AFTER MAY 23, 2011, SUBJECT TO EARLIER REDEMPTION OR EXPIRATION PURSUANT TO THE RIGHTS AGREEMENT (AS DEFINED HEREIN)."

          C.     The first sentence of the first indented paragraph of Exhibit B to the Rights Agreement entitled "Form of Rights Certificate" is hereby amended to substitute the date May 23, 2011 for the date June 18, 2001.

IV.     Amendments Relating to the Rights Agent

          A.     The Preamble to the Rights Agreement is hereby amended by substituting "Mellon Investor Services LLC, a New Jersey limited liability company" for "Manufacturers Hanover Trust Company" as Rights Agent.

          B.     The legend which appears as an indented block paragraph in Section 3(c) of the Rights Agreement is hereby deleted in its entirety and in lieu thereof there is substituted:

                   "This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Computer Associates International, Inc. (the "Company") and Manufacturers Hanover Trust Company dated as of June 18, 1991 (the "Rights Agreement") and as amended on May 17, 1995 by and between the Company and Chemical Bank ("Amendment No. 1") and as further amended as of May 23, 2001 by and between the Company and Mellon Investor Services LLC (the "Rights Agent") ("Amendment No. 2"), the terms of which are hereby incorporated herein by reference and copies of which are on file at the principal offices of the Company. Under certain circumstances set forth in the Rights Agreement, as amended, such Rights may be redeemed, may expire or may be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as amended and as in effect on the date of mailing, without charge, promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, as amended, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Adverse Person or any Affiliates or Associates thereof (as such terms are defined in the Rights Agreement, as amended), whether currently held by or on behalf of such Person, Affiliate or Associate, or by any subsequent holder, may become null and void."

          C.     The first sentence of Section 4(a) of the Rights Agreement is hereby deleted in its entirety and in lieu thereof there is substituted:

                  "(a)     The Rights Certificates (and the forms of election to purchase shares and of assignment to be printed on the reverse thereof) shall each be substantially in the form set forth in Exhibit B to this Agreement and may have such marks of identification or designation and such legends, summaries or endorsements printed thereon as the Company may deem appropriate (but which do not affect the rights, duties or responsibilities of the Rights Agent) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any applicable law or with any rule or regulation made pursuant thereto or with any rule or regulation of any stock exchange on which the Rights may from time to time be listed, or to conform to usage."

          D.     Section 18(a) of the Rights Agreement is hereby deleted in its entirety and in lieu thereof there is substituted:

                  "(a)     The Company agrees to pay the Rights Agent reasonable compensation for all services rendered by it hereunder and from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and disbursements and other disbursements incurred in the preparation, amendment, administration, execution and delivery of this Agreement and the exercise and performance of its duties hereunder. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against any loss, liability, damage, judgment, fine, penalty, claim, settlement, cost or expense, incurred without gross negligence, bad faith or willful misconduct or breach of this Agreement on the part of the Rights Agent (each as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction), for any act taken, suffered or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim for such loss, liability or expense. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Corporation. The provisions of this Section 18 and Section 20 below shall survive the termination of this Agreement, the exercise or expiration of the Rights and the resignation or removal of the Rights Agent."

          E.     The first sentence of Section 18(b) of the Rights Agreement is hereby amended by adding the language "acceptance and" after the phrase "in connection with its" and before the phrase "administration of this Agreement."

          F.     The following language shall be inserted at the end of Section 18(b) of the Rights Agreement:

                    "The Rights Agent shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder, and the Rights Agent shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice in writing."

          G.     The first sentence of Section 19(a) is hereby deleted and in lieu thereof the following is substituted:

                  "(a)     Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger of consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties to the Agreement; provided, however, that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 21 of the Agreement."

          H.     The lead-in paragraph to Section 20 of the Rights Agreement is hereby amended by adding the parenthetical phrase "(and no implied duties and obligations)" after the phrase "imposed by the Agreement" and before the phrase "upon the following terms and conditions."

           I.     Section 20(a) of the Rights Agreement is hereby deleted and in lieu thereof the following is substituted:

                  "(a)     The Rights Agent may consult with legal counsel (who may be legal counsel for the Company) and the advice or opinion of such counsel shall be full and complete authorization and protection to the Rights Agent as to any action taken, suffered or omitted by it in accordance with such advice or opinion."

          J.     Section 20(c) of the Rights Agreement is hereby deleted and in lieu thereof the following is substituted:

                  "(c)     The Rights Agent shall be liable under the Agreement only for its own gross negligence, bad faith, willful misconduct or breach of this Agreement. The liability of the Rights Agent under this Agreement will be limited to that amount which is five times the amount of fees paid by the Company to the Rights Agent in the twelve (12) month period in which the loss occurred."

          K.     Section 20(i) of the Rights Agreement is hereby deleted and in lieu thereof the following is substituted:

                  "(i) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Rights Agent shall not be answerable or accountable for any acts, defaults, neglects and/or misconduct of any such attorneys or agents and for any loss to the Company resulting from any such acts, defaults, neglects or misconducts absent gross negligence, bad faith or willful misconduct (each as determined by a final non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) in the selection and continued employment thereof."

          L.     The fifth sentence of Section 21 of the Rights Agreement is hereby deleted and in lieu thereof the following is substituted:

                    "Any successor Rights Agent, whether appointed by the Company or by such a court, shall be a Person organized and doing business under the laws of the United States or of any state of the United States, so long as such corporation is in good standing, and is authorized under such laws to exercise corporate trust power, is subject to supervision or examination by federal or state authority and has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000."

          M.     Section 26 of the Rights Agreement is hereby deleted and in lieu thereof the following is substituted:

                    "Notices or demands authorized by the Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) or by facsimile transmission as follows:

Computer Associates International, Inc.
One Computer Associates Plaza
Islandia, New York 11749
Attention: General Counsel
Facsimile No.: (631) 342-4866

                    Subject to the provisions of Section 21 of the Agreement, any notice or demand authorized by this Agreement to be given, or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission as follows:

Mellon Investor Services LLC
120 Broadway, 13th Floor
New York, New York 10271
Attention: Relationship Manager
Facsimile No.: (917) 320-6318

with a copy to:

Mellon Investor Services
85 Challenger Road
Ridgefield Park, New Jersey 07660
Attention: General Counsel
Facsimile No.: (201) 296-4004

                    Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Rights Certificate (or, if prior to the Distribution Date, to the holder of Certificates representing share of Common Stock) shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder or by facsimile transmission to the facsimile number as shown on the registry books of the Company."

          N.     Section 27 of the Rights Agreement is hereby amended to add the following sentence before the last sentence of this Section:

          "Upon the delivery of a certificate from an appropriate officer of the Corporation which states that the proposed supplement or amendment is in compliance with the terms of this Section 27, and provided that such supplement or amendment does not change or increase the Rights Agent's rights, duties or obligations, the Rights Agent shall execute such supplement or amendment."

          O.     Section 32 of the Rights Agreement is hereby amended by adding the following phrase at the end of the paragraph "; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State."

          P.     The first sentence of Exhibit B to the Rights Agreement entitled "Form of Rights Certificate" after the legend is hereby amended by substituting "Mellon Investor Services LLC, a New Jersey limited liability company" for "Manufacturers Hanover Trust Company" as the Rights Agent.

          Q.     The signature line below the heading "Countersigned" is hereby amended by substituting "MELLON INVESTOR SERVICES LLC" for "MANUFACTURERS HANOVER TRUST COMPANY."

V.      Miscellaneous Provisions

          A.     The second sentence of the third paragraph under the caption "Miscellaneous" set forth in Exhibit C to the Rights Agreement entitled "Summary of Rights to Purchase Preferred Stock" is hereby deleted and in lieu thereof the following is substituted:

                    "A copy of the Rights Agreement is also available free of charge from the Rights Agent, Mellon Investor Services LLC, c/o Mellon Investor Services, 85 Challenger Road, Ridgefield Park, New Jersey 07660."

          B.     This Amendment No. 2 to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          C.     This Amendment No. 2 to the Rights Agreement may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall together constitute one and the same instrument.

          D.     In all respects not inconsistent with the terms and provisions of this Amendment No. 2 to the Rights Agreement, the Rights Agreement is hereby ratified, adopted, approved and confirmed.

          E.     If any term, provision, covenant or restriction of this Amendment No. 2 to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment No. 2 to the Rights Agreement, and of the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed, all as of the date first above written

COMPUTER ASSOCIATES
INTERNATIONAL, INC.,
a Delaware corporation

By:/s/ Steven M. Woghin
Name: Steven M. Woghin
Title: Senior Vice President and General Counsel

MELLON INVESTOR SERVICES LLC,
as successor Rights Agent to CHEMICAL BANK,
which was successor Rights Agent to
MANUFACTURERS HANOVER TRUST
COMPANY, all pursuant to Section 19 of the
Rights Agreement

By: /s/ Regina Brown
Name: Regina Brown
Title: Vice President